Exhibit 99.1

PRESS RELEASE

CONTACT:	Jason Reilley
Vice President
Investor Relations
AvalonBay Communities, Inc.
703-317-4681

FOR IMMEDIATE RELEASE

AVALONBAY COMMUNITIES, INC. ANNOUNCES BOARD CHANGES
APPOINTMENT OF CHARLES “CHAZ” E. MUELLER, JR.
AND RETIREMENT OF ALAN B. BUCKELEW

ARLINGTON, VA (October 17, 2022) - AVALONBAY COMMUNITIES, INC. (NYSE: AVB) (the “Company”) announced today that Chaz Mueller has been appointed to the Board of Directors effective November 1, 2022. Mr. Mueller will serve as an independent director of the Company.

Mr. Mueller has experience with some of the most successful companies engaged in the development, acquisition, operation, and financing of residential rental real estate. His leadership experience includes serving as Chief Executive Officer of Progress Residential, President of Irvine Apartment Communities, and President, Chief Operating Officer, and Chief Financial Officer of Archstone, one of the largest publicly-traded multifamily real estate investment trusts before going private in 2007. Mr. Mueller continued to serve in leadership positions with Archstone until it was acquired in 2013.

“Chaz’s understanding of our business is deep and broad,” said Timothy J. Naughton, Chairman of AvalonBay, noting Chaz’s investment and operating experience across a broad set of markets and submarkets, his knowledge of both the multifamily and single family residential rental sectors, and his deep understanding of real estate capital markets. “Chaz’s appointment continues our longstanding process of Board refreshment, and we look forward to working with Chaz as AvalonBay expands into new markets, implements innovative ways of doing business, and maintains its historic emphasis on sound and thoughtful financial management.”

In connection with Chaz’s appointment and as part of the Company’s refreshment process for the Board of Directors, Alan B. Buckelew will be retiring from the Board and will not stand for re-election at the May 2023 Annual Meeting of Stockholders. “We thank Alan for his dedicated service, expertise and valuable guidance to AvalonBay since joining our Board in 2011,” said Mr. Naughton, noting Mr. Buckelew’s past service as Chair of the Audit Committee and his service on other committees of the Board.

About AvalonBay Communities, Inc.

As of June 30, 2022, the Company owned or held a direct or indirect ownership interest in 299 apartment communities containing 89,037 apartment homes in 12 states and the District of Columbia, of which 17 communities were under development and two communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion markets of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at http://www.avalonbay.com.